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EXHIBIT 99.1(b)

Memorandum Dated October 11, 1993
Authorizing Establishment
of Growth LT Variable Account
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OFFICE MEMORANDUM
DATE     October 11, 1993
To       Mr. William D. Cvengros and Mr. Glenn S. Schafer
FROM     Ms. Diane N. Ledger
SUBJECT  Authorization of the Establishment of the Growth LT Variable Accounts


On behalf of Pacific Mutual Life Insurance Company, the following is hereby authorized:

1. The establishment of an additional Variable Account within each of the Pacific Select, Pacific Select Exec, Pacific COLI, and Pacific Select Variable Annuity Separate Accounts. Each Variable Account is to invest exclusively in shares of the Growth LT Series of the Pacific Select Fund.

2. The addition of the Growth LT Series to Pacific Select Fund was approved by the Board of Trustees of the Fund on September 29, 1993. The objective of the Growth LT Series is to seek long-term growth of capital in a manner consistent with the preservation of capital.

3. The Board of Trustees of Pacific Select Fund also approved the appointment of Janus Capital Corporation to serve as the portfolio manager of the Growth LT Series.


Authorized by:  /s/WILLIAM D. CVENGROS
                William D. Cvengros                     Date:  October 11, 1993
                Vice-Chairman of the Board, Director
                and Executive Vice President

Authorized by:  /s/GLENN S. SCHAFER
                Glenn S. Schafer                        Date:  October 11, 1993
                Executive Vice President
                and Chief Financial Officer